UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 9, 2008

PREMIERE GLOBAL SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

GEORGIA
(State or Other Jurisdiction of Incorporation)

000-27778	59-3074176
(Commission File Number)	(IRS Employer Identification No.)

3280 Peachtree Road, NW, Suite 1000, Atlanta, Georgia 30305
(Address of Principal Executive Offices)	(Zip Code)

404-262-8400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On September 15, 2008, Premiere Global Services, Inc. issued a press release announcing that we will restate our annual financial statements for the year ended December 31, 2007 and interim financial statements for the quarters ended March 31, 2008 and June 30, 2008 to correct the accounting for interest rate swaps on our revolving credit facility entered into in August 2007. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 4.02     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On September 9, 2008, the audit committee of our board of directors, upon management’s recommendation, determined that our previously issued financial statements for the year ended December 31, 2007 and for the quarters ended March 31, 2008 and June 30, 2008 should no longer be relied upon as a result of an error with respect to the accounting for certain derivative transactions relating to interest rate swaps under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (SFAS No. 133).

We entered into two $100.0 million interest rate swaps in August 2007 at a fixed rate of approximately 4.99% and, in December 2007, amended the life of one of these swaps to three years and reduced its fixed rate to approximately 4.75%.  The termination dates of these swaps are currently August 2009 and August 2010.  Although we entered into these swaps with the intention of hedging the cash flow risk of variable 30-day LIBOR interest rate changes on the interest payments associated with our credit facility, we did not designate them as hedges under SFAS No. 133.

Subsequent to the issuance of our interim financial statements for the quarter ended June 30, 2008 and in connection with our efforts to update documentation surrounding our critical accounting policies, we identified that the accounting for these interest rate swaps was incorrect. While these swaps have been disclosed in our annual and quarterly reports since their inception, their fair value and changes in fair value were not properly recorded in our financial statements. These swaps were outstanding during the periods covered by our 2007 annual and first and second quarter 2008 interim financial statements, which were audited and reviewed, respectively, by our independent registered public accounting firm.

The correction of this error to our previously reported earnings had no effect on our revenues, cash flows or operating income, and does not change our previously issued guidance on diluted earnings per share (EPS) from continuing operations.  In addition, the correction of the error does not affect our credit facility covenant compliance or calculation of management’s compensation.  Management intends to exclude this item, similar to other non-cash items, in our reconciliation of non-GAAP financial measures table for pro forma diluted EPS in our earnings releases.

This correction reflects the change in fair value of these interest rate swaps and is included in the expected financial results, as restated, under the line item “Unrealized gain (loss) on change in fair value of interest rate swaps” contained in our press release attached as Exhibit 99.1.  The correction is expected to have the following impact on annual diluted EPS for 2007 and on quarterly diluted EPS for the first and second quarters of 2008:

	As Reported	Adjustments for Accounting Treatment of Interest Rate Swaps	As Restated
Year Ended	$0.52	$(0.04)	$0.48
December 31, 2007
Quarter Ended:
March 31, 2008	$0.20	$(0.05)	$0.15
June 30, 2008	$0.10	$0.04	$0.14

We anticipate filing amendments as soon as practicable to our annual report on Form 10-K for the year ended December 31, 2007 and amendments to our quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, which will contain restated financial results for 2007 and for the first and second quarters of 2008.

We believe our interest rate swaps are effective economic hedges against interest rate risk associated with our credit facility, and the accounting correction for these swaps does not affect the favorable risk management characteristics of the swaps themselves.  Going forward, we intend to re-designate the interest rate swaps as cash flow hedges utilizing the long-haul method of effectiveness testing and, as a result, anticipate receiving hedge accounting treatment for these swaps in future periods.

Management has concluded that the restatement resulted from a material weakness in internal control over financial reporting with respect to the application of GAAP, in particular with regard to the accounting for certain derivative transactions related to interest rate swaps, as of December 31, 2007.  Therefore, we will restate management’s report to conclude that our internal control over financial reporting was ineffective as of December 31, 2007. Management is evaluating and implementing changes in internal controls to address the material weakness. We will revise our assessment of such controls in our amended filings for each applicable period as appropriate.

Management and our audit committee has each discussed the matters disclosed in this current report on Form 8-K with our independent registered public accounting firm pursuant to Item 4.02(a) of Form 8-K.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated September 15, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERE GLOBAL SERVICES, INC.

Date:	September 15, 2008	By:	/s/	Michael E. Havener
Michael E. Havener
Chief Financial Officer (principal financial and accounting officer)

EXHIBIT INDEX

99.1	Press Release dated September 15, 2008.